UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – August 26, 2011

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland		20817
(Address of principal executive offices)		(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 26, 2011, Lockheed Martin Corporation (the “Corporation”), terminated its existing $1.5 billion revolving credit agreement (the “Prior Credit Agreement”) and entered into a new credit agreement (the “New Credit Agreement”), among the Corporation as Borrower, the lenders named therein (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent (“JPMorgan Chase”), Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent (“BofA”). The New Credit Agreement consists of a $1.5 billion five-year unsecured revolving credit facility with a sublimit of $300,000,000 available for the issuance of letters of credit. The maturity date is August 26, 2016, however, the Corporation may request that the commitments be renewed for one-year periods, under certain circumstances as set forth in the New Credit Agreement. The New Credit Agreement is available for any lawful corporate purposes of the Corporation.

Under the New Credit Agreement, revolving advances carry, at the Corporation’s option, either the “Base Rate” of interest in effect, the “Eurodollar Rate,” which is a periodic fixed rate based on the British Bankers Association Interest Settlement Rate for Deposits in US dollars with a term equivalent to the interest period for such borrowing, or a rate determined by a competitive bid process with a margin over or under the Eurodollar Rate or at an absolute rate. The “Base Rate” of interest is the highest of (i) BofA’s prime rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) one-month LIBOR plus 1.00%.

The New Credit Agreement includes a provision under which the Corporation may from time to time request to increase the total facility by an additional amount up to $500,000,000 (up to $2 billion), with the grant of any such request being in the Lenders’ discretion. The New Credit Agreement contains customary representations, warranties and covenants, including but not limited to covenants restricting the Corporation’s ability to incur liens and merge or consolidate with another entity. Further, the New Credit Agreement contains a covenant requiring that the Corporation maintain a leverage ratio below 65%, which is calculated as a ratio of Debt (as defined in the New Credit Agreement) to the sum of Debt and Stockholders’ Equity (as defined in the New Credit Agreement), each on a consolidated basis. The leverage ratio is calculated without giving effect to the impact on Stockholders’ Equity from the re-measurement of the Corporation’s post-retirement benefit plans pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 715, Compensation-Retirement Benefits.

The Corporation may terminate, in whole or in part, the unused portion of the credit facility amount under the New Credit Agreement at any time during the term of the New Credit Agreement. Once terminated, a commitment may not be reinstated.

No borrowings under the New Credit Agreement were made and no letters of credit were issued at closing.

In addition to JPMorgan Chase and BofA, the additional members of the syndicate include: Citibank, N.A., The Royal Bank of Scotland plc, Wells Fargo Bank, N.A., Mizuho Corporate Bank, LTD., The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, US National Bank Association, Australia and New Zealand Banking Group Limited, Barclays Bank PLC, Credit

Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Lloyds TSB Bank plc, Morgan Stanley Bank, N.A., Royal Bank of Canada, State Street Bank and Trust Company, UBS Loan Finance LLC, DBS Bank Ltd., Los Angeles Agency, Riyad Bank Houston Agency, Sumitomo Mitsui Banking Corporation and The Northern Trust Company, as Lenders.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Corporation and the Corporation’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, trust or agency, foreign exchange, advisory or other financial services, for which they received, or will receive, customary fees and expenses.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with and at the time that the Corporation entered into the New Credit Agreement, on August 26, 2011, the Prior Credit Agreement (as defined and described in Item 1.01 above) originally scheduled to expire on June 27, 2012, was terminated. There were no outstanding borrowings or letters of credit issued under the Prior Credit Agreement at the time of termination, and no termination penalties were paid as a result of the termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01. Exhibits.

Exhibit No.	Description

10.1	Five-Year Credit Agreement, dated as of August 26, 2011, among Lockheed Martin Corporation and the banks listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By	/s/ Marian S. Block
Marian S. Block
Vice President and Associate General Counsel

September 1, 2011